FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-07

_____________________________________________
Sent: Monday, November 13, 2017 8:47 AM
Subject: GSMS 2017-GS8 -- Price Guidance (Public)(external)

GSMS 2017-GS8 -- Price Guidance (Public)(external)

$885.190mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman Sachs & Co. LLC

Co-Managers: Academy Securities, Inc. and Drexel Hamilton, LLC

                                                                    Target

Class   Moody's/Fitch/KBRA    Size($mm)  WAL(yr)   C/E    Guidance   $px

A-1    Aaa(sf)/AAAsf/AAA(sf)   14.278    3.10   30.000%    S+20a    100-00

A-2    Aaa(sf)/AAAsf/AAA(sf)   72.424    4.86   30.000%    S+50a    103-00

A-3    Aaa(sf)/AAAsf/AAA(sf)  270.000    9.52   30.000%   **Not Available**

A-4    Aaa(sf)/AAAsf/AAA(sf)  311.927    9.83   30.000%    S+76-77  103-00

A-AB   Aaa(sf)/AAAsf/AAA(sf)   35.645    7.10   30.000%    A4-16bps 103-00

A-BP     NR/AAAsf/AAA(sf)      10.000    9.86   30.000%    S+115a   100-00

A-S    Aa2(sf)/AAAsf/AAA(sf)   70.152    9.94   23.125%    S+105a   103-00

B        NR/AA-sf/AA(sf)       44.642    9.94   18.750%    S+130a   103-00

C        NR/A-sf/A(sf)         56.122    9.94   13.250%    S+170a   103-00

Collateral Summary

Initial Pool Balance:                                $1,020.392mm

Number of Mortgage Loans:                            36

Number of Mortgaged Properties:                      200

Average Cut-off Date Mortgage Loan Balance:          $28.344mm

Weighted Average Mortgage Interest Rate:             4.35820%

Weighted Average Remaining Term to Maturity (mos):   114

Weighted Average Remaining Amortization Term (mos):  358

Weighted Average Cut-off Date LTV Ratio:             57.1%

Weighted Average Maturity Date LTV Ratio:            52.7%

Weighted Average Underwritten DSCR Ratio:            2.30x

Weighted Average Debt Yield on Underwritten NOI:     11.9%

% of Mortgage Loans with Mezzanine Debt:             17.4%

% of Mortgage Loans with Subordinate Debt:           19.0%

% of Mortgage Loans with Preferred Equity:            3.3%

% of Mortgaged Properties with Single Tenants:       21.2%

Property Type:  31.2% Office, 27.6% Retail, 22.0% Hospitality,

       8.3% Mixed Use, 6.4% Self Storage, 2.8% Industrial,

       1.6% Multifamily

Top 5 States:  36.10% CA, 20.73% NY, 6.46% TX, 5.32% PA, 3.47% MN

Anticipated Timing

Anticipated Pricing:   Week of Nov 13th

Anticipated Closing:   Nov 30, 2017

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.